PRESS RELEASE
(NASDAQ: SIFI)

SAVINGS INSTITUTE BANK & TRUST COMPANY ACQUIRES NEW LONDON BRANCH OF THE BANK
OF SOUTHERN CONNECTICUT

Willimantic, CT, November 14, 2007– SI Financial Group, Inc. (the “Company”) (NASDAQ Global Market: SIFI), parent company of Savings Institute Bank & Trust Company (“SIBT”), today announced that it has reached an agreement with the Bank of Southern Connecticut, headquartered in New Haven, Connecticut, to acquire that Bank’s 15 Masonic Street, New London branch office and related deposits.
“We are very excited about the acquisition of this new branch,” said Rheo A. Brouillard, President and Chief Executive Officer of SI Financial Group, Inc.  “This location will complement our existing branches in southeastern Connecticut, including Stonington, Groton, East Lyme and Gales Ferry.  It will also allow us to better serve a significant customer base that we already have in New London.”  Mr. Brouillard added that he was especially pleased that SIBT will be allowed to retain the Southern Connecticut staff.
Echoing Mr. Brouillard’s comments, The Bank of Southern Connecticut’s Chief Operating Officer, John Howland said, “We appreciate the loyalty and trust of our New London customers.  We are pleased to make this transfer to SIBT, a community bank with the same philosophy of providing high quality customer service.  The sale will allow The Bank of Southern Connecticut the opportunity to focus more in our primary market in the New Haven area.”
The transaction is anticipated to be completed during the first quarter of 2008, subject to regulatory approval.
SI Financial Group, Inc. is the holding company for Savings Institute Bank & Trust Company.  Established in 1842, the Savings Institute Bank & Trust Company is a community-oriented financial services institution headquartered in Willimantic, Connecticut.  Through its twenty offices, the Bank offers a full-range of financial services to individuals, businesses and municipalities within its market area.

CONTACT:
Sandra Mitchell
Vice President / Director of Corporate Communications
Phone:  (860) 456-6509 / Email:  investorrelations@banksi.com
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This release contains “forward-looking statements” that are based on assumptions and may describe future plans, strategies and expectations of the Company.  These forward-looking statements are generally identified by the use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions.  The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, regional and national economic conditions, legislative and regulatory changes, monetary and fiscal policies of the United States government, including policies of the United States Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, changes in the real estate market values in the Company’s market area, ability to operate new branch offices profitably, ability to effectively and efficiently integrate acquisitions and changes in relevant accounting principles and guidelines.  These risks and uncertainties should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements.  Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.